Exhibit 10(b)

May 30, 2002

WD-40 COMPANY

1061 Cudahy Place

San Diego, CA 92110

Re:	First Amendment/Consent-Private Shelf Agreement dated as of October 18, 2001

Gentlemen:

Reference is made to the Note Purchase and Private Shelf Agreement, dated as of October 18, 2001 (as amended from time to time, the “Agreement”), by and between WD-40 Company (the “Company”), on the one hand, and The Prudential Insurance Company of America (“Prudential”) and each Prudential Affiliate which may become bound by certain provisions of the Agreement, on the other hand. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

Pursuant to the request of the Company and paragraph 11C of the Agreement, and notwithstanding the requirement in paragraph 6C(3) that a Permitted Acquisition shall be limited, among other things, to acquisitions in which the consideration does not exceed $10,000,000, Prudential hereby consents to the Company’s paying consideration with a fair market value in excess of $10,000,000 for the acquisition (the “Heartland Acquisition”) of all of the capital stock of Heartland Corporation, a Kansas corporation (“Heartland”); provided that such consent is subject to the fair market value of such consideration not exceeding $47,000,000, as such amount may be adjusted on a dollar-for-dollar basis based on any increase or decrease in the net book value of Heartland’s total assets between its fiscal year ended December 31, 2001 and May 31, 2002.

Pursuant to the request of the Company and paragraph 11C of the Agreement, Prudential agrees with the Company that:

1. Solely for purpose of calculating the ratio of Total Debt to Consolidated EBITDA set forth in paragraph 6A(1), and notwithstanding anything to the contrary contained in the definition of “Consolidated EBITDA” in paragraph 10B of the Agreement (and in the definitions for the other defined terms used in the definition of “Consolidated EBITDA”), Consolidated EBITDA will be adjusted to add thereto an amount equal to the Heartland Adjustment. The “Heartland Adjustment” means (a) from the closing of the Heartland Acquisition through August 30, 2002, 100% of the Heartland EBITDA, (b) from August 31, 2002 through November 29, 2002, 75% of the Heartland EBITDA, (c) from November 30, 2002 through February 27, 2003, 50% of the Heartland EBITDA, (d) from February 28, 2003 through May 30, 2003, 25% of the Heartland EBITDA, and (e) at all times prior to the closing of the Heartland Acquisition and at all times from and after May 31, 2003, zero. The “Heartland EBITDA” shall mean an amount equal to Consolidated EBITDA, as defined in paragraph 10B of the Agreement except that such amount shall be calculated solely for Heartland and its Subsidiaries based on their audited financial statements for their fiscal year ended December 31, 2001.

WD-40 COMPANY

May 30, 2002

2. Paragraph 6A(2) of the Agreement is amended and restated, as follows:

“6A(2) Consolidated Net Worth. Consolidated Net Worth at any time to be less than the sum of (I) $45,000,000 plus (ii) on a cumulative basis, 25% of Consolidated Net Income (only if positive) for each fiscal quarter of the Company, commencing with the fiscal quarter beginning September 1, 2001 plus (iii) 100% of the cash proceeds received by the Company (or 100% of the fair market value of any other property received by the Company) as consideration for the Company’s issue and sale of equity securities (except to employees or former employees of the Company pursuant to an employee stock option plan maintained by the Company) subsequent to the date of this Agreement; and”

Each of the consent and amendments set forth in this letter shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent or waiver or other modification of any other terms or conditions of the Agreement or any other document related to the Agreement or (b) a consent to any future amendment, consent, waiver or other modification. Except as expressly set forth in this letter, the Agreement and the documents related to the Agreement shall continue in full force and effect.

In order to induce Prudential to enter into this letter agreement, the Company hereby represents and warrants to Prudential that, after giving effect to the consent and amendments provided in this letter agreement, (a) each of the representations and warranties set forth in paragraph 8 of the Agreement is true, correct and complete as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date) and (b) no Default or Event of Default is in existence.

The foregoing shall become effective upon the receipt by Prudential of a fully executed counterpart of this letter (including the reaffirmations by the Guarantors of their obligations under the Multiparty Guaranty). This document may be executed in multiple counterparts, which together shall constitute a single document.

The continued effectiveness of the consent and amendments contained in this letter agreement shall be contingent upon the satisfaction, concurrent with or prior to the consummation of the Heartland Acquisition, of the following: (i) Heartland shall have executed and delivered to Prudential (or to the Collateral Agent and Prudential in the case of clause (b) below) joinders causing Heartland to become (a) a Guarantor under the Multiparty Guaranty, (b) a grantor under the Security Agreement, the Patent Security Agreement and the Trademark Security Agreement and (c) an Affiliate Guarantor under the Intercreditor Agreement; (ii) the Company shall have pledged to the Collateral Agent, for the benefit of the holders from time to time of the Notes the share certificates representing all of the capital stock of Heartland, together with undated stock powers executed in blank; (iii) Heartland shall have executed and delivered such other documents or instruments as are necessary or desirable for the Collateral Agent, for the benefit of the holders from time to time of the Notes, to obtain a fully perfected security interest in the personal property of Heartland that constitutes Collateral; and (iv) Prudential shall have received evidence satisfactory to it of the effectiveness of (A) the consent by the requisite lenders under the Credit Agreement to the Heartland Acquisition and (B) amendments, consented to by the requisite lenders under the Credit Agreement, of Section 6.11 of the Credit Agreement (Leverage Ratio) and Section 6.13 of the Credit Agreement (Net Worth), on a basis consistent with the amendments to paragraphs 6A(1) and 6A(2), respectively, set forth in this letter agreement.

WD-40 COMPANY

May 30, 2002

If you are in agreement with the foregoing, please sign the enclosed counterpart of this letter in the space indicated below and return it to Prudential at the above address whereupon shall become a binding agreement between the Company and Prudential.

Sincerely,

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,

By:	/s/ JOSEPH Y. ALOUF
Its:	Vice President

Accepted and agreed to

effective the date first

appearing above:

WD-40 COMPANY,

a Delaware corporation

By:	/s/ MICHAEL J. IRWIN
Its:	Senior Vice President, Chief Financial Officer and Treasurer

WD-40 COMPANY

May 30, 2002

The undersigned Guarantors of the obligations

of the Company under the Agreement and

with respect to the Notes hereby consent to

the foregoing amendments effective the date

first appearing above:

WD-40 MANUFACTURING COMPANY,
a California corporation

By:	/s/ MICHAEL J. IRWIN

Name:	Michael J. Irwin

Title:	Treasurer

HPD HOLDINGS CORP., a Delaware corporation

By:	/s/ MICHAEL J. IRWIN

Name:	Michael J. Irwin

Title:	Treasurer

HPD LABORATORIES, INC., a Delaware corporation

By:	/s/ MICHAEL J. IRWIN

Name:	Michael J. Irwin

Title:	Treasurer